Exhibit 99.1

CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES ANNOUNCES 118TH CONSECUTIVE QUARTERLY DIVIDEND AND STOCK REPURCHASE AUTHORIZATION

DALLAS, TEXAS – January 19, 2006 –Southwest Airlines’ Board of Directors, at its meeting held today, declared a quarterly dividend of $.0045 per share to Shareholders of record at the close of business on March 2, 2006 on all shares then issued and outstanding.

Southwest Airlines’ Board of Directors also authorized the repurchase of up to $300 million of the Company’s common stock. Based on yesterday’s close price of $16.76, this represents approximately 17.9 million shares of common stock.

Gary C. Kelly, CEO, said: “Southwest Airlines has demonstrated continued financial success through profitable growth, strong cash flows, and a strong balance sheet. The Board’s authorization of the $300 million stock repurchase program reflects our confidence in the growth opportunities and future of Southwest Airlines. Furthermore, in recognition of the contributions of our Employee-Shareholders and in appreciation for the loyal support of our non-Employee Shareholders, we are very pleased to announce the 118th consecutive dividend to be paid on March 23, 2006.”

Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions, from time to time, depending on market conditions, and may be discontinued at any time.

Southwest has approximately 804 million shares of common stock outstanding. Any shares that are repurchased may be retired or used to fund the Company’s Employee stock plans.

This press release, as well as past releases, are available online at southwest.com .

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